Exhibit 99.1
Solar EnerTech Announces 2007 Fourth Quarter and Fiscal Year
Financial Results
— 4Q07 Revenue up 167% from 3Q07—
— Company Provides Financial Outlook for 1Q08 —
     Menlo Park, CA, December 28, 2007 — Solar EnerTech Corp. (OTCBB: SOEN) (the “Company”) today announced results for the fourth quarter and the 2007 fiscal year.
Fourth Quarter 2007 Financial Results
     For the fourth quarter ended September 30, 2007, Solar EnerTech reported total revenue of $4.1 million compared to no revenue in the same period in 2006. The Company incurred a negative gross profit of $368,000 for the quarter ended September 30, 2007.
     Total operating expense, which included a $3.0 million non-cash stock compensation charge related to the hiring and retention of key executives, was $4.1 million for the quarter ended September 30, 2007. Excluding stock compensation expense, operating expense for the quarter was $1.1 million.
     Net income for the fourth quarter, which included $10.4 million in non-cash gains associated with a change in fair market value of compound embedded derivative liability and change in fair market value of warrant liability, was $5.1 million. Both the compound embedded derivative and warrant liabilities were recorded in conjunction with the convertible notes transaction entered into by the Company in March 2007. Excluding these non-cash gains, the Company had a net loss of $5.3 million, or $(0.07) per diluted share.
     Mr. Leo Young, Chief Executive Officer of Solar EnerTech commented, “Our results for the fourth quarter met our internal plan as we continued to take the appropriate steps to ramp up production and expand capacity. During our 2007 fiscal fourth quarter, we had one production line running, while we fine-tuned our manufacturing process and made progress towards completing our second manufacturing facility. These initiatives have positioned us well for increased solar cell shipments in fiscal 2008.”
Fiscal 2007 Financial Results
     For the fiscal year ended September 30, 2007, Solar EnerTech reported total revenue of $5.6 million, compared to no revenue in the 2006 fiscal year. During its initial production run, the Company incurred higher than average manufacturing costs which resulted in a negative gross profit of $361,000 for the fiscal year ended September 30, 2007. Total operating expense, which included a $9.3 million non-cash stock compensation charge, was $12.0 million for the year ended September 30, 2007. Excluding stock compensation expense, total operating expenses for the 2007 fiscal year were $2.7 million.
     The Company recorded a net loss of $29.4 million, or ($0.38) per diluted share in fiscal 2007, which included $15.7 million in non-cash losses associated with the issuance of convertible notes, the change in fair market value of compound embedded derivative liability and change in fair value of the warrant liability. Excluding these non-cash charges, the Company had a net loss of $13.7 million, or $(0.18) per diluted share.
     Mr. Young continued, “We are pleased with the progress we made in our business during the course of fiscal 2007 and are proud of our accomplishments. In addition to growing our revenues, we established a joint R&D venture with Shanghai University, completed our first 25 MW solar cell production line, signed a long-term material silicon supply agreement, obtained ISO 9001 and 14001 Certifications, received IEC Certification which has facilitated our entry into the European market, added an additional 21,000 square feet of manufacturing space which will increase future module production capacity, and improved our accounting and corporate governance functions.”
Financial Outlook
     Order trends for Solar EnerTech’s businesses continue to track internal expectations and the Company has positive, growth-driven momentum heading into fiscal 2008. The Company’s revenue outlook for the fiscal 2008 first quarter, ending December 31, 2007 is $4.7 million to $5.0 million.
     “As we look to the first quarter of 2008, our business continues to be on track and we have positive, growth-driven momentum for photovoltaic cell and module sales as customer demand remains very high in Europe and is increasing in other countries around the world. We were pleased to recently announce our largest sales contract win to date to ship solar modules to one of the largest solar system integrators in Europe. We expect the majority of this $21.8 million contract to be fulfilled in our fiscal 2008 second quarter. We have completed our first production line and are currently working diligently to ensure that our second production line is up and running in the second half of calendar year 2008. The growth of the renewable energy market remains strong and we are well positioned to increase our performance with our leading solar cell products and modules,” concluded Young.
     As of September 30, 2007, the Company had $3.9 million in cash, $900,000 of accounts receivables, $6.5 million of prepayment primarily for purchase of raw materials and $5.7 million of inventories on hand. Additionally, the Company had $9.6 million of accounts payable and accrued liabilities. It also recorded $16.8 million of derivative and $17.4 million of warrant liabilities.

Fiscal 2006 Restatements
     In the fiscal year ended September 30, 2006, the Company accrued $2.1 million of compensation expense for its President and a U.S. employee. The Company has the obligation to withhold tax upon exercise of stock options by U.S. employees. The withholding tax absorbed by the Company was accounted for as additional compensation expense to employees. During fiscal year 2007, the Company’s management ascertained that the initial estimate on the withholding tax liability was understated by $2.3 million. As a result, the Company restated its 2006 financial statements by increasing its fiscal year 2006 compensation expense and the accrued liability balance due to related party by $2.3 million. Information related to restated 2006 financial results can be found in today’s Form 8-K filing being made with the Securities Exchange Commission.
About Solar EnerTech Corp.
     Solar EnerTech is a photovoltaic (“PV”) solar energy cell manufacturing enterprise based in Shanghai, China, where the Company has established a sophisticated 42,000-square foot manufacturing plant in Shanghai’s Jinqiao Modern Technology Park, with an additional 21,000 square feet of manufacturing space added in fiscal 2007 via a secondary manufacturing facility that is expected to increase future module production capacity. Currently, the Jinqiao plant is capable of producing 25Mw of solar cells from its existing production line and the company has plans to install a second 25 Mw production line to better utilize the capacity of the plant and to meet expected future customer demand.
     Solar EnerTech has also established a Joint R&D Lab at Shanghai University to research and develop higher efficiency cells and to put the results of that research to use immediately in its manufacturing processes. Led by one of the industry’s top scientists, the Company expects its R&D program to help bring Solar EnerTech to the forefront of advanced solar technology research and production. The Company has also established a marketing, purchasing and distribution arm in Northern California’s Silicon Valley.
Safe Harbor Statement
     Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Solar EnerTech undertakes no obligation to update any forward-looking statements.
CONTACT
Bill Zima or Dan Joseph
ICR Inc.
203-682-8200 (Investor Relations)

Unaudited Financial Statements on Next Page

	Unaudited
	Three Months Ended September 30,		Years Ended September 30,
	2007	2006	2007	2006
				(Restated)
Sales	$4,053,000	$—	$5,573,000	$—
Cost of sales	$(4,421,000)	—	(5,934,000)	—
Gross Profit	(368,000)	—	(361,000)	—

Operating expense
Selling, general & administrative expense	4,132,000	17,574,000	11,865,000	30,192,000
Research & development expense	85,000	—	198,000	—
Total operating expense	4,217,000	17,574,000	12,063,000	30,192,000

Operating loss	(4,585,000)	(17,574,000)	(12,424,000)	(30,192,000)
Interest income	22,000	8,000	62,000	8,000
Interest expense	(471,000)	—	(1,086,000)	—
Loss on issuance of convertible notes	—	—	(15,209,000)	—
Gain / (loss) on fair market value of compound embedded derivative	5,300,000	—	(200,000)	—
Gain / (loss) on fair market value of warrant liability	5,137,000	—	(290,000)	—
Other expense	(300,000)	—	(285,000)	—
Income / (loss) from Continuing Operations	5,103,000	(17,566,000)	(29,432,000)	(30,184,000)
Income / (loss) from Discontinued Operations		7,000		(14,000)
Net Income / (Loss)	$5,103,000	$(17,559,000)	$(29,432,000)	$(30,198,000)

4

	September 30, 2007	September 30, 2006
		(Restated)
ASSETS
Current Assets:
Cash and cash equivalents	$3,908,000	$2,799,000
Accounts receivable	913,000	—
Advance payments and other	6,500,000	41,000
Inventory	5,708,000	—
Other receivable	590,000	—
Total Current Assets	17,619,000	2,840,000

Fixed assets, net of accumulated depreciation	3,215,000	809,000
Deferred financing costs, net of accumulated amortization	2,540,000	—
Deposits	1,741,000	572,000
Total Assets	$25,115,000	$4,221,000

LIABILITIES AND STOCKHOLDER’S EQUITY / (Deficit)
Current Liabilities:
Accounts payable	$2,891,000	$—
Customer advance payment	1,603,000	—
Accrued interest expense	615,000	—
Accrued expenses	507,000	65,000
Accounts payable and accrued liabilities, related parties	3,969,000	4,518,000
Demand note payable to a related party	450,000	450,000
Demand notes payable	700,000	600,000
Total Current Liabilities	10,735,000	5,633,000

Derivative liabilities	16,800,000	—
Warrant liabilities	17,390,000	—
Convertible notes, net of discount	7,000	—
Total Liabilities	44,932,000	5,633,000

STOCKHOLDER’S EQUITY / (Deficit):
Common stock - 200,000,000 Shares authorized at $0.001 par value 78,827,012 and 76,307,012 shares issued and outstanding at September 30, 2007 and September 30, 2006, respectively	79,000	76,000
Additional paid in capital	39,192,000	28,764,000
Other comprehensive gain / ( loss )	592,000	(4,000)
Accumulated deficit	(59,680,000)	(30,248,000)
Total Stockholders’ Equity / (Deficit)	(19,817,000)	(1,412,000)

Total Liabilities and Stockholders’ Equity / (Deficit)	$25,115,000	$4,221,000